EXHIBIT 10.3

Venture Catalyst Incorporated

November 7, 2006

Javier Saenz

591 Camino de la Reina, Suite 418

San Diego, CA 92108

Re:	Retention Bonus

Dear Javier:

This has been an exciting year for Venture Catalyst Incorporated (“VCAT”), especially in anticipation of the VCAT’s pending merger (the “Merger”) with IGT, pursuant to which VCAT will become a wholly owned subsidiary of IGT under the Agreement and Plan of Merger entered into by and among VCAT, IGT and a wholly owned subsidiary of IGT. As an incentive for you to remain employed with VCAT and/or IGT, I am pleased to confirm your eligibility to earn a retention bonus (the “Retention Bonus”) under the following terms and conditions (the “Agreement”):

1. Eligibility for Retention Bonus. Your eligibility to receive the Retention Bonus is contingent upon and subject to (i) the closing of the Merger and (ii) continued employment with VCAT and/or IGT and/or any affiliate of either VCAT or IGT until August 25, 2007 (the “Service Requirement” and together with the required closing of the Merger, the “Retention Bonus Requirements”).

2. Retention Bonus Amount and Form of Payment. The total amount of the Retention Bonus you are eligible to receive (the “Bonus Amount”) is stated on the attached EXHIBIT A. VCAT will pay to you the Retention Bonus in a lump-sum cash payment, minus any amounts required to be deducted and withheld under the provisions of any applicable federal, state and local statute, law, regulation, ordinance or order, as soon as administratively practicable following the satisfaction of the Retention Bonus Requirements.

3. Leaves of Absence. VCAT may decide, in its sole discretion, whether you will be deemed to have failed to satisfy the Service Requirement in the event that you commence a material leave of absence prior to satisfying the Service Requirement.

4. Termination of Service.

a. Termination for Cause. VCAT may terminate this Agreement upon a termination of your service for “Cause” as defined in the next sentence. VCAT shall have the right to terminate your service for Cause upon a reasonable and good faith determination by VCAT that:

(i) you have committed any willful breach or material neglect of your duties;

(ii) you have committed fraud, embezzlement, misappropriation, or other act of dishonesty against VCAT;

(iii) you have committed a felony involving moral turpitude;

(iv) you have consistently failed to adequately perform your job duties or responsibilities;

(v) you have used illegal and/or nonprescription drugs or a controlled substance while acting in the course and scope of your duties or otherwise representing VCAT;

(vi) you have taken any action or willfully failed to take any action which results in a material adverse impact on VCAT;

(vii) you have materially breached the terms of your proprietary information and inventions agreement or have materially breached the terms of your non-competition agreement with VCAT; or

(viii) you have subjected VCAT, IGT or their respective directors, officers, successors, parent or subsidiary entities, affiliates, and assigns to significant disciplinary action, including any significant disciplinary action with respect to any registration or approval that is material to VCAT’s or IGT’s business or the business of any subsidiary or affiliate.

In the event this Agreement and your employment is terminated for Cause, you shall no longer be eligible to earn the Retention Bonus and VCAT shall have no further obligations to you hereunder other than to pay all compensation owing for services rendered by you prior to the date of termination. The determination that a termination is for Cause shall be made by VCAT’s President in his sole and exclusive judgment and discretion. Any determination by the President that your service was terminated for Cause shall have no effect upon any determination of the rights or obligations of VCAT or you for any other purpose.

b. Termination Without Cause. VCAT in its sole discretion may terminate your employment and this Agreement without Cause, in which event VCAT shall provide to you all compensation owing for services rendered by you prior to the date of termination. Additionally if your employment is terminated without cause on or prior to August 25, 2007, contingent upon and subject to the closing of the Merger, as soon as administratively practicable following (i) the closing of the Merger and (ii) your delivery to VCAT of an effective release of claims in the form provided by VCAT, VCAT shall pay to you the Retention Bonus.

c. Termination for Good Reason. In addition, you may terminate your employment and this Agreement with Good Reason, in which case VCAT shall provide to you all compensation owing for services rendered by you prior to the date of termination. Additionally if you terminate your employment for Good Reason prior to August 25, 2007, contingent upon and subject to the closing of the Merger, as soon as administratively practicable following (i) the closing of the Merger and (ii) your delivery to VCAT of an effective release of claims in the form provided by VCAT, VCAT shall pay to you the Retention Bonus. For purposes of this Agreement, “Good Reason” means, the occurrence of any of the following events or conditions for reasons other than Cause or with your prior consent:

(i) any reduction of ten percent (10%) or more of your level of compensation, including base salary, fringe benefits or target bonus; or

(ii) any relocation (or demand for relocation) of your place of employment to a location outside of Reno, Nevada metropolitan area.

d. Termination Upon Death or Disability. If you die or become permanently disabled prior to satisfying the Service Requirement contingent upon and subject to the closing of the Merger, VCAT shall pay to you the Retention Bonus.

5. Parachute Payments. If the Retention Bonus would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Retention Bonus shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Retention Bonus that would result in no portion of the Retention Bonus being subject to the Excise Tax or (y) the largest portion of the Retention Bonus, up to and including the total Retention Bonus, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Retention Bonus notwithstanding that all or some portion of the Retention Bonus may be subject to the Excise Tax.

VCAT shall appoint a nationally recognized independent accounting or consulting firm to make the determinations required hereunder, which firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Merger. VCAT shall bear all expenses with respect to the determinations by such firm required to be made hereunder.

The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to VCAT and you within ten (10) calendar days after the date on which your right to the Retention Bonus is triggered (if requested at that time by VCAT or you) or such other time as requested by VCAT or you. If the firm determines that no Excise Tax is payable with respect to the Retention Bonus, either before or after the application of the Reduced Amount, it shall furnish VCAT and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to the Retention Bonus. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon VCAT and you.

6. Release of Claims. In exchange for the opportunity to earn the Retention Bonus as set forth herein, you hereby generally and completely release VCAT and IGT and their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with VCAT or IGT; (b) all claims related to your compensation or benefits from VCAT or IGT, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in VCAT or IGT; (c) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress or discharge in violation of public policy; and (e) all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

7. Section 1542 Waiver. In giving the releases set forth above, which include claims that might be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

8. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and release in the preceding two paragraphs is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider it (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke it by providing written notice of your revocation to VCAT’s Chief Financial Officer; and (e) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after the date you sign it. You must sign, date and return this Agreement within twenty-one (21) days in order to be eligible to receive the Retention Bonus.

9. At-Will Employment. Nothing in this Agreement changes in any way the at-will status of your employment, which means that either you, or VCAT or IGT, as applicable, may terminate your employment at any time, with or without cause or advance notice.

10. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the agreement between you and VCAT with regard to its subject matter, and it supersedes any and all oral or written statements with respect thereto. This Agreement may be amended by VCAT or its successor, provided that no amendment shall adversely affect your rights without your written consent. None of the rights, benefits, obligations or duties under this Plan may be assigned or transferred in whole or in part by you except by will or under the laws of descent and distribution. The terms of this Agreement shall be governed by California law.

Please contact me if you have any questions about this Agreement. I thank you in advance for your dedication and commitment to our continued success.

Sincerely,

/s/ GREG SHAY
Greg Shay
CEO and President

cc: Personnel file

I have read and understand the terms of this Agreement and hereby agree to its terms.

/s/ JAVIER SAENZ
Javier Saenz

11/7/2006
Date

EXHIBIT A

Javier Saenz	$100,000